GK Intelligent Systems, Inc. Releases Analyst Report
Monday October 27, 4:02 pm ET

HOUSTON--(BUSINESS WIRE)--Oct. 27, 2003--GK Intelligent Systems, Inc. (OTCBB:GKIG - News) today released the results of a report on their company, recently initiated by GK Intelligent Systems, and prepared by analyst Howard N. Stillman on Oct. 24, 2003. The complete, unedited text of that report is as follows.

        SYMBOL:  GKIG.BB    SPECULATIVE BUY
        PRICE OBJECTIVE     $0.50 - $1.00
        PRICE               $0.08
        52 WEEK RANGE       HIGH $0.23    LOW $0.05
        CAPITALIZATION
          Common Stock Outstanding      26 million approximate
          Float                         5 million

CORPORATE STRATEGY

Management has chosen an eclectic approach in developing software to mine the riches of the rapidly growing Internet and its millions of users worldwide. The software technology is based upon artificial intelligence that can provide a "virtual teacher" so that a student can learn any subject at their own pace. A license format is being employed to market its products and services, which can be applied on a worldwide basis. In this regard, the company signed a 48-month exclusive licensing agreement with the NPI Management group of Austin, Texas. Terms call for a payment to GKIG of $50,000 and up to an additional $150,000 if necessary. The company will receive a 15% royalty on gross revenue over this time period. The license is for "Around the Web in 80 Minutes," its award-winning software product designed to teach people how to fully utilize the Internet. NPI Management consists of personnel with considerable experience in marketing products internationally. Current estimates are that around 600 million people worldwide use the Internet and this user base will be targeted.

Currently, intensive negotiations are under way with the founder of MTV to introduce and market enhanced software products in the music and entertainment field. Music fans across the globe and the national entities that sell goods and services to these fans will be targeted. Recording Artists Worldwide Inc. (known as RAWW!) will give music fans of all ages an opportunity to interact with the stars they admire, download their available music for free, plus buy the goods and services and other memorabilia offered. It will also provide a platform to introduce new music groups. Beyond this, the company foresees major U.S. retailers participating in this new marketing tool utilizing free music as a lure to increase potential customers to their respective establishments. The company will benefit from all these applications on an ongoing royalty basis.

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On the horizon are interactive applications of its software for virtual teaching on any subject similar to the way students would learn from a human teacher. Also, interactive systems using big league baseball to reach out to worldwide fans similar to the music field and all it encompasses. Gary Kimmons, CEO and President, has more than 20 years experience in the field. Key parts of the software development are attributable to Jack Crosscope, PhD, who has considerable experience in the artificial intelligence field including AT&T's work in the area, Java-based intelligent web applications and visual design tools for B2B e-Commerce development.

Outlook:

The shares at current levels are suitable for risk-oriented investors seeking speculative capital gains.

    Howard N. Stillman
    Security Analyst

     o (This report is read at your own risk. It was prepared for a fee of $3,000. It is based upon information believed to be reliable, but cannot be guaranteed as to its accuracy or completeness.)

     o Howard N. Stillman was retained by GK Intelligent Systems, Inc. to conduct an independent analysis of the company. He received a payment of $3,000 for his services.

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company's customers, competition and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

For further information, please contact Deanna S Slater at 713-972-1454.

Visit the GKIS Web site at: http://www.gkis.com/

Contact:
     GK Intelligent Systems, Inc., Houston
     Deanna S Slater, 713-972-1454
     http://www.gkis.com/

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